Exhibit 99.1

Press Release For Immediate Release

South Plains Financial, Inc. Reports First Quarter 2019 Financial Results

LUBBOCK, Texas, June 24, 2019 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank, today reported its results as of and for the quarter ended March 31, 2019.

 First Quarter 2019 Financial Highlights

•	Net income for the first quarter of 2019 increased to $4.8 million, compared to $4.6 million(1) in the first quarter of 2018.
•	Diluted earnings per share were $0.32 for the first quarter of 2019, compared to $0.31(1) for the first quarter of 2018.
•	Net interest margin(2) was 3.93%, compared to 3.87% in the first quarter of 2018.
•	Deposit growth of $27.5 million, or 1.2%, for the three months ended March 31, 2019.
•	Return on average assets was 0.71% annualized.
•	Book value per share(3) of $14.80 for the first quarter of 2019, compared to $14.59 per share for the quarter ended March 31, 2018.
•	Total stockholders’ equity to total assets(3) was 7.96%.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, stated, “The first quarter was a good start to the year for South Plains as we delivered improved earnings, year-over-year, in what is typically our lowest earnings quarter of the year given seasonality in our agricultural lending segment.  Additionally, we maintained a relentless focus on expense reduction in the first quarter of 2019 as we work to drive efficiencies through the Bank and improve our profitability while delivering the outstanding customer service that our customers are accustomed to and which differentiates South Plains in our local markets.  Looking forward, we continue to see opportunities to further reduce our cost structure over the balance of the year as we work to achieve an efficiency ratio more in-line with our peers.  Credit quality also remained strong in all of our markets and while competition lowered our overall growth in loans, demand increased through the end of the quarter and has remained on an improving trend through the second quarter of 2019.”

“We are also extremely pleased with our recent successful initial public offering when our Company’s common stock began trading on the NASDAQ Global Select Market under the ticker symbol “SPFI” on May 9th,” continued Mr. Griffith.  “We issued 3,207,000 shares, including the overallotment option, generating net proceeds of approximately $51.4 million.  We were delighted with the strong support that we received from investors during the IPO process and with the quality of our new shareholders.  Our public listing is an important milestone in our Company’s more than 75 year history and we believe it will position South Plains to seek attractive acquisition opportunities in our core markets of West Texas.  We would like to thank our employees, customers and legacy shareholders for their trust and confidence, and we look forward to their continued support as we begin our next chapter as a public company.”

Results of Operations, Quarter Ended March 31, 2019

Net Interest Income

Net interest income totaled $24.5 million for the first quarter of 2019, an increase of $1.8 million from $22.7 million for the first quarter of 2018.

Interest income totaled $32.0 million for the first quarter of 2019, an increase of $4.7 million from $27.3 million in the same period in 2018.  Interest and fees on loans increased by $4.0 million from the first quarter of 2018 due to organic growth of $129.4 million in average loans and an increase of 48 basis points in interest rates.

Interest expense was $7.5 million for the first quarter of 2019 compared to $4.6 million in the prior year period. The increase from the first quarter of 2018 was due to an increase in the rate paid on interest-bearing liabilities of 54 basis points and growth in the deposit base.  The average cost of deposits were 105 basis points for the first quarter of 2019, representing a 39 basis point increase from the first quarter of 2018.

The net interest margin for the first quarter of 2019 was 3.93%, an increase of 6 basis points from the first quarter of 2018.  The increase from the prior year period was due primarily to the impact of higher interest-earning asset rates, offset by increases in the cost of interest-bearing liabilities.

Noninterest Income and Noninterest Expense

Noninterest income totaled $12.1 million for the first quarter of 2019, compared to $11.5 million for the first quarter of 2018. The increase in noninterest income was primarily the result of an increase of $349 thousand on the net gains on loans sold from an increase of $12.0 million in the origination of mortgage loans held for sale.

The primary components of noninterest income for the first quarter of 2019 were $4.9 million in revenue from mortgage banking activities and $2.0 million in bank card services and interchange fees.

Noninterest expense totaled $30.0 million in the first quarter of 2019, an increase of $2.1 million from $27.9 million in the prior year period. This increase in noninterest expense was primarily driven by $1.4 million in 2019 operating expenses related to the online mortgage and staff acquisition, which closed on November 30, 2018.

During the quarter, the Company incurred $115,000 of after-tax legal expenses in connection with the initial public offering and related activities.

The primary components of noninterest expense for the first quarter of 2019 were $19.1 million in salaries and employee benefits, $3.4 million in net occupancy expense, and $1.7 million in professional services.

Loan Portfolio and Composition

Loans held for investment were $1.9 billion as of March 31, 2019, compared to $2.0 billion as of December 31, 2018 and $1.8 billion as of March 31, 2018.  Loans held for investment as of March 31, 2019 decreased $42.0 million, or 2.1%, from December 31, 2018, as a result of a net reduction of $43.4 million in seasonal annual paydowns on agricultural productions loans.  As of March 31, 2019, loans held for investment increased $91.0 million, or 5.0%, from March 31, 2018.  The primary segments of our organic growth for this period were $50.1 million in 1-4 family residential loans and $41.8 million in auto loans.

Agricultural production loans were $107.3 million at March 31, 2019, compared to $150.7 million at December 31, 2018 and $106.8 million at March 31, 2018.

Deposits and Borrowings

Deposits totaled $2.3 billion as of March 31, 2019, compared to $2.3 billion as of December 31, 2018 and $2.2 billion as of March 31, 2018.  Deposits increased $27.5 million in the first quarter of 2019 and increased $145.6 million from March 31, 2018 as a result of the Company’s organic growth.

Noninterest-bearing deposits were $497.6 million as of March 31, 2019, compared to $510.1 million as of December 31, 2018 and $468.3 million as of March 31, 2018.  Noninterest-bearing deposits represented 21.6%, 22.4%, and 21.7% of total deposits as of March 31, 2019, December 31, 2018, and March 31, 2018, respectively.

Subordinated debt securities declined to $26.5 million at March 31, 2019 from $34.0 million as of December 31, 2018.  This decline was the result of the redemption in January 2019 of the $7.5 million remaining securities that were issued by the Company in 2014.

Asset Quality

The provision for loan losses recorded for the first quarter of 2019 was $608 thousand compared to $778 thousand for the first quarter of 2018. The allowance for loan losses to loans held for investment was 1.22% at March 31, 2019 compared to 1.18% at December 31, 2018 and 1.20% at March 31, 2018.

The nonperforming assets to total assets ratio as of March 31, 2019 was 0.37%, compared to 0.34% as of December 31, 2018 and 0.55% at March 31, 2018.

Annualized net charge-offs were 0.07% for the first quarter of 2019, compared to 0.06% for the first quarter of 2018.

(1) The Company’s S Corporation revocation was effective May 31, 2018.  Net income, return on average assets, return on average shareholders’ equity and earnings per share for periods prior to the revocation are presented herein as if we had converted to a C Corporation as of January 1, 2018.  The tax adjustment is calculated by adding back its franchise S Corporation tax to net income, and using tax rates for Federal income taxes of 21.0%. This calculation reflects only the revocation of the Company’s status as an S Corporation and does not give effect to any other transaction.

(2) Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

(3) Amounts are presented giving effect to the ESOP Repurchase Right Termination.  See Pro Forma Financial Information below for further details.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas chartered bank headquartered in Lubbock, Texas.  City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas and El Paso markets, as well as in the Greater Houston, and College Station Texas markets, and the Ruidoso and Eastern New Mexico markets. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services.  Please visit https://www.spfi.bank for more information.

Pro Forma Financial Information

As a result of the revocation of the Company’s S corporation election, the net income and earnings per share data presented herein may not be comparable for all periods presented herein. As a result, the Company is disclosing pro forma net income, income tax expense, and earnings per share as if the Company’s conversion to a C corporation had occurred as of January 1, 2018.

Additionally, in accordance with applicable provisions of the Internal Revenue Code, the terms of the South Plains Financial, Inc. Employee Stock Ownership Plan (“ESOP”) currently provide that ESOP participants have the right, for a specified period of time, to require us to repurchase shares of our common stock that are distributed to them by the ESOP. The shares of common stock held by the ESOP are reflected in our consolidated balance sheets as a line item called ‘‘ESOP owned shares’’ appearing between total liabilities and shareholders’ equity. As a result, the ESOP-owned shares are deducted from shareholders’ equity in our consolidated balance sheets. This repurchase right terminated upon the listing of our common stock on the NASDAQ, which we sometimes refer to as the ESOP Repurchase Right Termination, whereupon our repurchase liability will be extinguished and thereafter the ESOP-owned shares will not be deducted from shareholders’ equity.  We have disclosed the pro forma balance sheet as of March 31, 2019 to reflect the ESOP Repurchase Right Termination.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”).   These non-GAAP financial measures include Tangible Book Value Per Common Share and Tangible Common Equity to Tangible Assets.  The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies. Reconciliation of non-GAAP financial measures, to GAAP financial measures are provided at the end of this press release.

Forward Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect South Plains’ current views with respect to, among other things, the completion of the initial public offering of its common stock. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ Prospectus filed with the U.S. Securities and Exchange Commission (“SEC”) dated May 8, 2019 (“Prospectus”), and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the Risk Factors section of that Prospectus and the Risk Factors section of other documents South Plains files with the SEC from time to time. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
mnewsom@city.bank
(806) 792-7101

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except per share data)

	As of and for the quarter ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Selected Income Statement Data:
Interest income	$32,004	$31,672	$30,731	$28,408	$27,283
Interest expense	7,458	7,005	5,943	4,969	4,565
Net interest income	24,546	24,667	24,788	23,439	22,718
Provision for loan losses	608	1,168	3,415	1,540	778
Noninterest income	12,075	14,390	13,295	12,968	11,468
Noninterest expense	30,036	30,498	28,646	28,422	27,877
Income tax expense	1,204	1,528	1,109	(6,568)	30
Net income	4,773	5,863	4,913	13,013	5,501
Net income - pro forma (2)	4,773	5,863	4,913	5,333	4,648
Per Share Data:
Net earnings, diluted (1) (2)	0.32	0.40	0.33	0.36	0.31
Cash dividends declared and paid, dilutive	-	0.85	-	1.04	0.15
Book value, dilutive (1)	14.80	14.40	14.63	14.43	14.59
Selected Period End Balance Sheet Data:
Total assets	2,745,997	2,712,745	2,687,610	2,616,647	2,585,134
Total loans held for investment	1,915,183	1,957,197	1,968,085	1,913,884	1,824,157
Allowance for loan losses	23,381	23,126	21,073	21,715	21,969
Investment securities	339,051	338,196	398,475	254,517	258,328
Noninterest-bearning deposits	497,566	510,067	517,000	495,293	468,290
Total deposits	2,304,929	2,277,454	2,261,356	2,183,631	2,159,321
Total stockholders’ equity	218,565	212,775	216,169	213,096	215,453
Summary Performance Ratios:
Return on average assets	0.71%	0.86%	0.74%	2.04%	0.86%
Return on average assets - pro forma	0.71%	0.86%	0.74%	0.84%	0.73%
Return on average equity	8.98%	10.85%	9.08%	24.36%	10.33%
Return on average equity - pro forma	8.98%	10.85%	9.08%	9.98%	8.73%
Net interest margin	3.93%	3.89%	4.02%	3.98%	3.87%
Yield on loans	5.84%	5.67%	5.57%	5.42%	5.36%
Cost of interest-bearing deposits	1.34%	1.26%	1.09%	0.92%	0.84%
Efficiency ratio	81.79%	77.88%	74.85%	77.39%	80.74%
Summary Credit Quality Data:
Nonperforming loans	7,937	6,954	7,225	11,774	11,460
Nonperforming loans to total loans held for investment	0.41%	0.36%	0.37%	0.62%	0.63%
Other real estate owned	2,340	2,285	2,704	6,590	2,683
Nonperforming assets to total assets	0.37%	0.34%	0.37%	0.70%	0.55%
Allowance for loan losses to total loans held for investment	1.22%	1.18%	1.07%	1.13%	1.20%
Net charge-offs to average loans outstanding (annualized)	0.07%	-0.18%	0.82%	0.38%	0.06%
Capital Ratios:
Total stockholders’ equity to total assets	7.96%	7.84%	8.04%	8.14%	8.33%
Tangible common equity to tangible assets	7.96%	7.84%	8.04%	8.14%	8.33%
Tier 1 capital to average assets	9.70%	9.63%	10.09%	10.23%	10.19%
Common equity tier 1 to risk-weighted assets	10.27%	9.91%	10.03%	10.35%	11.00%
Total capital to risk-weighted assets	14.74%	14.28%	14.29%	14.54%	15.41%

(1) - Reflects the ESOP Repurchase Right Termination.
(2) - Assumes the Company’s S Coporation revocation was effective at the beginning of each period prior to May 31, 2018.  The Federal tax rate used was 35.0% for periods prior to January 1, 2018 and 21.0% for periods after January 1, 2018.

South Plains Financial, Inc.
Average Balances and Yields
(Unaudited)	For the Three Months Ended
	March 31, 2019			March 31, 2018
	(Dollars in thousands)
	Average Balance	Interest Income Expense	Yield	Average Balance	Interest Income Expense	Yield
Assets
Loans (1)	$1,955,783	$28,141	5.84%	$1,826,391	$24,158	5.36%
Debt securities - taxable	309,670	2,109	2.76%	118,267	759	2.60%
Debt securities - nontaxable	32,172	286	3.61%	154,460	1,386	3.64%
Other interest-bearing assets	243,610	1,571	2.62%	319,984	1,320	1.67%

Total interest-earning assets	2,541,235	32,107	5.12%	2,419,102	27,623	4.63%
Noninterest-earning assets	176,437			172,891

Total assets	$2,717,672			$2,591,993

Liabilities & stockholders’ equity
NOW, Savings, MMA’s	$1,470,199	4,534	1.25%	$1,360,833	2,409	0.72%
Time deposits	309,687	1,355	1.77%	324,113	1,084	1.36%
Short-term borrowings	22,722	111	1.98%	25,434	72	1.15%
Notes payable & other long-term borrowings	95,000	539	2.30%	95,000	358	1.53%
Subordinated debt securities	27,727	406	5.94%	20,887	245	4.76%
Junior subordinated deferable interest debentures	46,393	513	4.48%	46,393	397	3.47%

Total interest-bearing liabilities	1,971,728	7,458	1.53%	1,872,660	4,565	0.99%
Demand deposits	501,120			473,993
Other liabilities	29,153			29,410
Stockholders’ equity	215,671			215,930

Total liabilities & stockholders’ equity	$2,717,672			$2,591,993

Net interest income		$24,649			$23,058
Net interest margin (2)			3.93%			3.87%

(1) Average loan balances include nonaccrual loans and loans held for sale.
(2) Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except per share data)

	March 31, 2019	December 31, 2018	Pro Forma March 31, 2019
ASSETS
Cash and due from banks	$37,632	$47,802	$37,632
Interest-bearing deposits in banks	301,778	198,187	301,778
Cash and cash equivalents	339,410	245,989	339,410
Securities available for sale	339,051	338,196	339,051
Loans held for sale	21,447	38,382	21,447
Loans held for investment	1,915,183	1,957,197	1,915,183
Allowance for loan losses	(23,381)	(23,126)	(23,381)
Accrued interest receivable	9,962	12,957	9,962
Premises and equipment, net	59,572	59,787	59,572
Bank-owned life insurance	57,499	57,172	57,499
Other assets	27,254	26,191	27,254

Total assets	$2,745,997	$2,712,745	$2,745,997

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$497,566	$510,067	$497,566
Interest-bearing	1,807,363	1,767,387	1,807,363

Total deposits	2,304,929	2,277,454	2,304,929
Short-term borrowings	18,915	17,705	18,915
Accrued expenses and other liabilities	35,723	29,416	35,723
Notes payable & other borrowings	95,000	95,000	95,000
Subordinated debt securities	26,472	34,002	26,472
Junior subordinated deferrable interest debentures	46,393	46,393	46,393

Total liabilities	2,527,432	2,499,970	2,527,432

Commitments and contingent liabilities ESOP owned shares	58,195	58,195	-

Stockholders’ equity:
Common stock, $1 par value, 30,000,000 shares authorized; 14,771,520 issued and outstanding	14,772	14,772	14,772
Additional paid-in capital	80,412	80,412	80,412
Retained earnings	123,328	119,834	123,328
Accumulated other comprehensive income (loss)	53	(2,243)	53
	218,565	212,775	218,565
Less ESOP owned shares	58,195	58,195	-
Total stockholder’ equity	160,370	154,580	218,565

Total liabilities and stockholders’ equity	$2,745,997	$2,712,745	$2,745,997

South Plains Financial, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
			Pro Forma
	2019	2018	2018
Interest income:
Loans, including fees	$28,098	$24,109	$24,109
Securities:
Taxable	2,176	795	795
Non taxable	225	1,095	1,095
Federal funds sold and interest-bearing deposits in banks	1,505	1,284	1,284

Total interest income	32,004	27,283	27,283

Interest expense:
Deposits	5,889	3,493	3,493
Notes payable & other borrowings	650	430	430
Subordinated debt securities	406	245	245
Junior subordinated deferrable interest debentures	513	397	397

Total interest expense	7,458	4,565	4,565

Net interest income	24,546	22,718	22,718
Provision for loan losses	608	778	778

Net interest income, after provision for loan losses	23,938	21,940	21,940

Noninterest income:
Service charges on deposit accounts	1,905	1,917	1,917
Income from insurance activities	1,750	1,395	1,395
Net gain on sales of loans	4,660	4,311	4,311
Bank card services and interchange fees	2,010	1,958	1,958
Investment commissions	333	450	450
Other	1,417	1,437	1,437

Total noninterest income	12,075	11,468	11,468

Noninterest expense:
Salaries and employee benefits	19,125	17,601	17,601
Occupancy and equipment, net	3,407	3,324	3,324
Professional services	1,706	1,429	1,429
Marketing and development	717	818	818
IT and data services	693	550	550
Bank card expenses	724	664	664
Appraisal expenses	323	285	285
Other	3,341	3,206	3,206

Total noninterest expense	30,036	27,877	27,877

Income before income taxes	5,977	5,531	5,531
Income tax expense	1,204	30	883

Net income	$4,773	$5,501	$4,648

Other comprehensive income:
Change in net unrealized gain (loss) on securities available for sale	(1,177)	(1,320)	(1,320)
Reclassification adjustment for (gain) loss included in net income	(620)	491	491

Other comprehensive (loss)	(1,797)	(829)	(829)

Comprehensive income	$2,976	$4,672	$3,819

South Plains Financial, Inc. and Subsidiaries
Loan Portfolio Composition
(Unaudited)
(Dollars in thousands, except per share data)

	As of
	March 31, 2019	December 31, 2018	March 31, 2018

Loans:
Commercial Real Estate	$528,598	$538,037	$526,339
Commercial - Specialized	258,975	305,022	273,805
Commercial - General	413,093	427,728	418,426
Consumer:
1-4 Family Residential	354,981	346,153	304,906
Auto Loans	200,366	191,647	158,534
Other Consumer	71,939	70,209	66,722
Construction	87,231	78,401	75,425
Total loans held for investment	$1,915,183	$1,957,197	$1,824,157

South Plains Financial, Inc. and Subsidiaries
Deposit Composition
(Unaudited)
(Dollars in thousands, except per share data)

	As of
	March 31, 2019	December 31, 2018	March 31, 2018
	(Dollars in thousands except share data)
Deposits:
Noninterest-bearing demand deposits	$497,566	$510,067	$468,290
NOW & other transaction accounts	285,962	277,041	281,873
MMDA & other savings	1,204,702	1,178,809	1,087,044
Time deposits	316,699	311,537	322,114
Total deposits	$2,304,929	$2,277,454	$2,159,321

Non-GAAP Financial Measures

Our accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional financial measures discussed in this press release as being non-GAAP financial measures. We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this press release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this press release may differ from that of other companies reporting measures with similar names. It is important to understand how other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures we have discussed in this press release when comparing such non-GAAP financial measures.

Tangible Book Value Per Common Share. Tangible book value per share is a non-GAAP measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. The most directly comparable GAAP financial measure for tangible book value per common share is book value per common share. We believe that the tangible book value per common share measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

As we did not have any goodwill or other intangible assets for the periods presented, our tangible book value per common share for such periods ended was the same as our respective book value per common share.

Tangible Common Equity to Tangible Assets. Tangible common equity to tangible assets is a non-GAAP measure generally used by investors, financial analysts and investment bankers to evaluate financial institutions. We calculate tangible common equity, as described above, and tangible assets as total assets less goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible common equity to tangible assets is total common shareholders’ equity to total assets. We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period of tangible common equity to tangible assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total shareholders’ equity and assets while not increasing our tangible common equity or tangible assets.

As we did not have any goodwill or other intangible assets for the periods presented, our tangible common equity to tangible assets for such periods ended was the same as our respective common shareholders’ equity to total assets.